                                   Exhibit 2B


JAMES F. DIERBERG (Chief Executive Officer, President and Chairman of the Board of Directors of First Banks, Inc.)

Residence or Business Address:             39 Glen Eagles Drive, St.
                                           Louis, Missouri 63124

Principal Occupation or Employment:        Financial services

         Name of Employer:                 First Banks, Inc.

         Principal Business:               Bank holding company

         Address:                          135 North Meramec,
                                           Clayton, Missouri 63105

Criminal Proceedings During Last 5 Years:         None

Civil Proceedings During Last 5 Years:            None

Citizenship:                                      U.S.A.